Exhibit 5.2

Cooper Industries, Ltd.	e-mail:
600 Travis	jcollis@applebyglobal.com
Houston, Texas 77002	direct dial:
USA	Tel 441 298 3211
Fax 441 298 3475
15 June 2007
Dear Sirs
Cooper Industries, Ltd. (the “Company”)
We have acted as legal counsel in Bermuda to the Company in connection with the registration statement on form S-3 (Registration No. 333-143688) filed by Cooper US, Inc. with the US Securities and Exchange Commission (the “Commission”) on 13 June, 2007 (the “Registration Statement”) relating to the Registration under the U.S. Securities Act of 1933, as amended (the “Act”) and the offering by Cooper US, Inc. of an aggregate of US$300,000,000 in principal amount of 6.10% senior notes due 2017 (the “Notes”), which will be guaranteed on an unsecured senior basis by the Company and certain of its subsidiaries. The Company has requested that we provide this opinion in connection with the following:
(i)	the Underwriting Agreement;

(ii)	the Base Indenture (which contains the Guarantees); and

(iii)	the Supplemental Indenture.
(The documents listed in (i), (ii) and (iii) above are hereinafter collectively referred to as the “Subject Agreements”.)
Capitalised terms used herein without definition shall have the respective meanings given such terms in the Underwriting Agreement.
For the purposes of this opinion we have examined and relied upon the documents listed, and in some cases defined, in the Schedule to this opinion (the “Documents”) together with such other documentation as we have considered requisite to this opinion.

Assumptions
In stating our opinion we have assumed:
(a)	the authenticity, accuracy and completeness of all Documents and other documentation examined by us submitted to us as originals and the conformity to authentic original documents of all Documents and other such documentation submitted to us as certified, conformed, notarised, faxed or photostatic copies;

(b)	that each of the Documents and other such documentation which was received by electronic means is complete, intact and in conformity with the transmission as sent;

(c)	the genuineness of all signatures on the Documents;

(d)	the authority, capacity and power of each of the persons signing the Documents (other than the Company in respect of the Subject Agreements);

(e)	that any representation, warranty or statement of fact or law, other than as to the laws of Bermuda, made in any of the Documents is true, accurate and complete;

(f)	that the Subject Agreements constitute the legal, valid and binding obligations of each of the parties thereto, other than the Company, under the laws of its jurisdiction of incorporation or its jurisdiction of formation;

(g)	that the Subject Agreements have been validly authorised, executed and delivered by each of the parties thereto, other than the Company, and the performance thereof is within the capacity and powers of each such party thereto, and that each such party to which the Company purportedly delivered the Subject Agreements has actually received and accepted delivery of such Subject Agreements;

(h)	that the Subject Agreements will effect, and will constitute legal, valid and binding obligations of each of the parties thereto, enforceable in accordance with their terms, under the laws of the State of New York by which they are expressed to be governed;

(i)	that the Subject Agreements are in the proper legal form to be admissible in evidence and enforced in the courts of the State of New York and in accordance with the laws of the State of New York and that the Indenture does not create a charge or lien over the assets of the Company under the laws of the State of New York;

(j)	that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by the execution or delivery of the Subject Agreements or which would have any implication in relation to the opinion expressed herein and that, in so far as any obligation under, or action to be taken under, the Subject Agreements is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction;

(k)	that none of the parties to the Subject Agreements maintains a place of business (as defined in section 4(6) of the Investment Business Act 2003), in Bermuda;

(l)	that the records which were the subject of the Company Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the time and date of the Company Search been materially altered;

(m)	that the records which were the subject of the Litigation Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the time and date of the Litigation Search been materially altered;

(n)	that the Resolutions are in full force and effect, have not been rescinded, either in whole or in part, and accurately record the resolutions passed by (i) the Board of Directors of the Company in a meeting which was duly convened and at which a duly constituted quorum was present and voting throughout and (ii) the Committee, as appointed by the Board of Directors of the Company, in a meeting which was duly convened and at which a duly constituted quorum of the Committee was present and that there is no matter affecting the authority of the Directors or the Committee to effect entry by the Company into the Subject Agreements, not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein;

(o)	that the Underwriters, Trustee and Representatives (as such terms are defined in the Underwriting Agreement) have no express or constructive knowledge of any circumstance whereby any Director of the Company, when the Board of Directors of the Company passed the Resolutions, failed to discharge his fiduciary duty owed to the Company and to act honestly and in good faith with a view to the best interests of the Company;

(p)	that the Company has entered into its obligations under the Subject Agreements in good faith for the purpose of carrying on its business and that, at the time it did so, there were reasonable grounds for believing that the transactions contemplated by the Subject Agreements would benefit the Company;

(q)	that each transaction to be entered into pursuant to the Subject Agreements is entered into in good faith and for full value and will not have the effect of preferring one creditor over another;

(r)	that there are no matters of fact or law (other than matters of Bermuda law) affecting the enforceability of the Subject Agreements that have arisen since the execution of the Subject Agreements which would affect the opinions expressed herein; and

(s)	that, when executed and delivered, the Indenture will be in a form which does not differ in any material respect from the drafts which we have examined for the purposes of this opinion.
Opinion
Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:
(1)	The Company has been duly organized and is validly existing and in good standing under the laws of Bermuda and has the corporate power and authority necessary to own or hold properties other than real property in Bermuda and to conduct the business which the Prospectus describes it to be engaged in.
(2)	The Company has all requisite corporate power and authority to enter into, execute, deliver, and perform its obligations under the Subject Agreements to which it is a party and to take all action as may be necessary to complete the transactions contemplated thereby.
(3)	The execution, delivery and performance by the Company of the Subject Agreements to which it is a party and the transactions contemplated thereby have been duly authorised by all necessary corporate action on the part of the Company and have been duly executed by the Company.
Reservations
We have the following reservations:
(a)	We express no opinion as to the availability of equitable remedies such as specific performance or injunctive relief, or as to any matters which are within the discretion of the courts of Bermuda in respect of any obligations of the Company as set out in the Subject Agreements. In particular, we express no opinion as to the enforceability of any present or future waiver of any provision of law (whether substantive or procedural) or of any right or remedy which might otherwise be available presently or in the future under the Subject Agreements.
(b)	Enforcement of the obligations of the Company under the Subject Agreements may be limited or affected by applicable laws from time to time in effect relating to bankruptcy, insolvency or liquidation or any other laws or other legal procedures affecting generally the enforcement of creditors’ rights.
(c)	Enforcement of the obligations of the Company may be the subject of a statutory limitation of the time within which such proceedings may be brought.
(d)	We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the Courts of Bermuda at the date hereof.
(e)	Where an obligation is to be performed in a jurisdiction other than Bermuda, the courts of Bermuda may refuse to enforce it to the extent that such performance would be illegal under the laws of, or contrary to public policy of, such other jurisdiction.

(f)	We express no opinion as to the validity, binding effect or enforceability of any provision incorporated into any of the Subject Agreements by reference to a law other than that of Bermuda, or as to the availability in Bermuda of remedies which are available in other jurisdictions.
(g)	Where a person is vested with a discretion or may determine a matter in his or its opinion, such discretion may have to be exercised reasonably or such an opinion may have to be based on reasonable grounds.
(h)	Any provision in the Subject Agreements that certain calculations or certificates will be conclusive and binding will not be effective if such calculations or certificates are fraudulent or erroneous on their face and will not necessarily prevent juridical enquiries into the merits of any claim by an aggrieved party.
(i)	We express no opinion as to the validity or binding effect of any provision in the Subject Agreements for the payment of interest at a higher rate on overdue amounts than on amounts which are current, or that liquidated damages are or may be payable. Such a provision may not be enforceable if it could be established that the amount expressed as being payable was in the nature of a penalty; that is to say a requirement for a stipulated sum to be paid irrespective of, or necessarily greater than, the loss likely to be sustained. If it cannot be demonstrated to the Bermuda court that the higher payment was a reasonable pre-estimate of the loss suffered, the court will determine and award what it considers to be reasonable damages. Section 9 of The Interest and Credit Charges (Regulations) Act 1975 provides that the Bermuda courts have discretion as to the amount of interest, if any, payable on the amount of a judgment after date of judgment. If the Court does not exercise that discretion, then interest will accrue at the statutory rate which is currently 7% per annum.
(j)	We express no opinion as to the validity or binding effect of any provision of the Subject Agreements which provides for the severance of illegal, invalid or unenforceable provisions.
(k)	A Bermuda court may refuse to give effect to any provisions of the Subject Agreements in respect of costs of unsuccessful litigation brought before the Bermuda court or where that court has itself made an order for costs.

(l)	Searches of the Register of Companies at the office of the Registrar of Companies and of the Supreme Court Causes Book at the Registry of the Supreme Court are not conclusive and it should be noted that the Register of Companies and the Supreme Court Causes Book do not reveal:
(i)	details of matters which have been lodged for filing or registration which as a matter of best practice of the Registrar of Companies or the Registry of the Supreme Court would have or should have been disclosed on the public file, the Causes Book or the Judgment Book, as the case may be, but for whatever reason have not actually been filed or registered or are not disclosed or which, notwithstanding filing or registration, at the date and time the search is concluded are for whatever reason not disclosed or do not appear on the public file, the Causes Book or Judgment Book;

(ii)	details of matters which should have been lodged for filing or registration at the Registrar of Companies or the Registry of the Supreme Court but have not been lodged for filing or registration at the date the search is concluded;

(iii)	whether an application to the Supreme Court for a winding-up petition or for the appointment of a receiver or manager has been prepared but not yet been presented or has been presented but does not appear in the Causes Book at the date and time the search is concluded;

(iv)	whether any arbitration or administrative proceedings are pending or whether any proceedings are threatened, or whether any arbitrator has been appointed; or

(v)	whether a receiver or manager has been appointed privately pursuant to the provisions of a debenture or other security, unless notice of the fact has been entered in the Register of Charges in accordance with the provisions of the Act.
Furthermore, in the absence of a statutorily defined system for the registration of charges created by companies incorporated outside Bermuda (“overseas companies”) over their assets located in Bermuda, it is not possible to determine definitively from searches of the Register of Charges maintained by the Registrar of Companies in respect of such overseas companies what charges have been registered over any of their assets located in Bermuda or whether any one charge has priority over any other charge over such assets.
(m)	In order to issue this opinion we have carried out the Company Search as referred to in the Schedule of this opinion and have not enquired as to whether there has been any change since the time and date of such search.

(n)	In order to issue this opinion we have carried out the Litigation Search as referred to in the Schedule to this opinion and have not enquired as to whether there has been any change since the time and date of such search.

(o)	In opinion paragraph (1) above, the term “good standing” means that the Company has received a Certificate of Compliance from the Registrar of Companies.
Disclosure
Except as otherwise provided in this paragraph, this opinion is addressed to you solely for your benefit and is neither to be transmitted to any other person, nor relied upon by any other person or for any other purpose nor quoted or referred to in any public document nor filed with any governmental agency or person, without our prior written consent, except as may be required by law or regulatory authority provided that this opinion may be filed as an exhibit to the Registration Statement. This opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable laws or the existing facts or circumstances should change. We hereby consent to the use of our name in the Registration Statement in the context in which it appears and to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement forming part of the Registration Statement. In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Act or that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulatory of the Commission promulgated thereunder.
This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.
Yours faithfully

/s/ Appleby
Appleby

SCHEDULE
1.	The entries and filings shown in respect of the Company on the file of the Company maintained in the Register of Companies at the office of the Registrar of Companies in Hamilton, Bermuda, as revealed by a search conducted on 15 June, 2007 at 11:34 a.m. (Bermuda time) (the “Company Search”).
2.	The entries and filings shown in respect of the Company in the Supreme Court Causes Book maintained at the Registry of the Supreme Court in Hamilton, Bermuda, as revealed by a search conducted on 15 June, 2007 at 2:00 p.m. (Bermuda time) (the “Litigation Search”).
3.	Certified copies of the Certificate of Incorporation, Memorandum of Association and Bye-Laws adopted 14 May 2002 for the Company (collectively referred to as the “Constitutional Documents”).
4.	A copy of a certified extract of the:
(i)	Resolutions approved and adopted by the Board of Directors of the Company at a meeting of the Board of Directors of the Company held on 13 and 14 February, 2007 (the “Board Resolutions”); and

(ii)	Resolutions approved and adopted by the pricing committee, as appointed pursuant to the Board Resolutions (the “Committee”) at a Meeting of the Committee held on 12 June, 2007
(the documents referred to in 4(i) and 4(ii) above are hereinafter collectively referred to as the “Resolutions”).
5.	A certified copy of the “Foreign Exchange Letter”, dated 22 May 2001 issued by the Bermuda Monetary Authority, Hamilton Bermuda in relation to the Company.
6.	A certified copy of the “Tax Assurance”, dated 5 June 2001, issued by the Registrar of Companies for the Minister of Finance in relation to the Company.
7.	A Certificate of Compliance, dated 6 June 2007 issued by the Registrar of Companies in respect of the Company.

8.	Certificate of Incumbency in respect of the Company dated 15 June, 2007 and issued by Terrance Helz, Secretary of the Company.
9.	A pdf copy sent by email on 12 June 2007 of the Form S-3 Registration Statement which includes the prospectus dated 13 June 2007 under the Securities Act of 1933 relating to the registration by the Company of certain debt securities and guaranteed by the Company and certain of its subsidiaries (the “Prospectus”) under the Securities Act of 1933 relating to the registration by the Company of the Debt Securities of Cooper US, Inc. and guaranteed by the Company and the Co-Registrants other than Cooper US, Inc. (the “Registration Statement”).
10.	A pdf copy sent by email on 14 June 2007 of the Prospectus Supplement dated 14 June 2007 (the “Prospectus Supplement”).
11.	A pdf copy sent by email on 15 June 2007 of the form of Indenture between the Company, Cooper US, Inc. and Deutsche Bank Trust Company Americas, as trustee (the “Base Indenture”) and a pdf copy sent by email on 15 June 2007 of the form of the First Supplemental Indenture between the Company, Cooper US, Inc. and Deutsche Bank Trust (the “Supplemental Indenture”, and together with the Base Indenture shall hereinafter be collectively referred to as the “Indenture”).
12.	A pdf copy sent by email on 14 June 2007 of the executed Underwriting Agreement between the Company, Cooper US, Inc. and the Underwriters as defined therein (the “Underwriting Agreement”).